EXHIBIT 10(n)

              INVESTMENT AND FINANCIAL ADVISORY SERVICES AGREEMENT

THIS INVESTMENT AND FINANCIAL ADVISORY SERVICES AGREEMENT (this "Agreement"), dated as of the 1st day of January, 1994, is by and between Mastrapasqua & Associates, Inc. ("M&A") and Trans Financial Bank, National Association ("Trans Financial").

                                    RECITALS

         A. Trans Financial is a national banking association that provides various trust services to its customers, including custodial and agency accounts for individuals and entities, and employment benefit accounts for employers.

         B. M&A is knowledgeable in the securities and investment business and is willing to provide investment and financial advice to Trans Financial in order to assist Trans Financial in performing its duties with respect to certain trust account relationships.

         C. The parties hereto desire to set forth the terms and conditions for the provision of investment and financial advisory services to be performed by M&A for Trans Financial.

                                    AGREEMENT

        THEREFORE, IN CONSIDERATION of the foregoing and the covenants and promises set forth below, the parties hereto agree as follows:

         1 . Definitions. The following terms shall have the meanings indicated when used in this Agreement:

       (a) "Aggregate Balance" shall mean the aggregate of the average monthly principal balances of all Managed Accounts.

          (b) "Excess Balance" shall mean, with respect to any month, the Aggregate Balance for that month in excess of $41,000,000.00.

          (c) "Managed Accounts" shall mean all (i) all custodial accounts of trust customers of Trans Financial with respect to which M&A is the investment advisor pursuant to an investment advisory agreement between M&A and the trust customer, where Trans Financial receives the entire fee from the trust customer for the services performed by Trans Financial and M&A, (ii) all accounts of trust customers of Trans Financial with respect to which Trans Financial has requested that M&A provide account-specific advice to Trans Financial to assist it in the management of such account, and (iii) any other accounts, as agreed upon by Trans Financial and M&A from time to time.

         2.       Advisory Services.  M&A shall work with Trans Financial to:



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         (a) Establish, modify from time to time as necessary, and articulate an investment philosophy that can be effectively communicated and marketed to customers and potential customers of Trans Financial;
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         (b)      Develop a consistent framework for investing and a disciplined approach for implementation;

         (c) Construct a methodology for selecting appropriate fixed income and equity instruments, and establish an execution strategy;

         (d) Market Trans Financial's philosophy and investment approach to current and prospective customers; and

         (e) Develop an expanded customer base for commingled funds offered by Trans Financial.

         3. Advisory Activities. M&A shall perform the following activities in furtherance of the goals set forth in the previous section:

         (a) M&A shall participate in weekly conference calls with such employees of Trans Financial as Trans Financial shall deem appropriate, to discuss market outlook and strategy, as well as pertinent contemporary issues. The weekly conference calls shall be scheduled as mutually agreed between the parties. In addition, M&A shall be reasonably available at other times for unscheduled calls or discussions, as needed by Trans Financial.

         (b) M&A shall assist Trans Financial in establishing, and evaluating on an ongoing basis, asset allocation models to be used by Trans Financial in managing trust accounts, and shall advise Trans Financial on the mix of investments within the parameters of each asset allocation model, based on current market conditions and outlook.

         (c) M&A shall provide a portfolio evaluation service, focusing on the asset allocation approach with sector emphasis and security selection for those customers identified by Trans Financial.

         (d) M&A shall conduct up to six seminars each year in the markets served by Trans Financial, to cultivate existing and build additional market base for Trans Financial's trust services and banking operations, and for the brokerage services offered by Trans Financial's subsidiary broker-dealer. The seminars shall be scheduled as mutually agreed between the parties, and the content of the seminars may be educational, service driven or action oriented, as directed by Trans Financial.

         (e) M&A shall make quarterly presentations to existing and prospective trust account customers of Trans Financial, which may include an outlook forum (the economy, bond and stock markets and investment strategy), an education forum (various aspects of investing, types of investments and managing assets), or such other topics or formats as are agreed to between the parties.

         4. Term. The term of this Agreement shall be from the date hereof through December 31, 1994, and shall automatically renew for successive one-year periods, unless either party hereto notifies the other party in writing, at least 90 days prior to the end of the then current term, of the notifying party's intention to terminate this Agreement at the end of the then current term.

         5. Fees. For services rendered hereunder, Trans Financial shall pay to M&A a monthly fee equal to $15,000.00 plus 1/12th of 0.25% of the Excess Balance (if any). Trans Financial shall receive the entire fee charged to customers with Managed Accounts (unless otherwise agreed in connection with accounts qualifying as Managed Accounts under subparagraph (iii) of the definition of Managed Accounts), and shall pay M&A for its services rendered hereunder by means of the fee provided for in this section. Monthly fees shall be paid in arrears within 15 days of the end of each month.

         6. Relationship. M&A is engaged hereunder as a consultant and independent contractor, and nothing herein shall be construed as creating an employment, agency, partnership, or joint venture relationship between the parties hereto.

         7. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and shall be governed by and construed under the laws of the Commonwealth of Kentucky.

         EXECUTED as of the date first set forth above.

                                      MASTRAPASQUA & ASSOCIATES

                                             By:  /s/Frank Mastrapasqua


                                      TRANS FINANCIAL BANK, NATIONAL ASSOCIATION


                                             By:  /s/ Douglas M. Lester



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Date:             February 13, 1996

To:               Ron Szejner

From:             Frank Mastrapasqua

Subject: Investment Services Agreement between Trans Financial and Mastrapasqua & Associates


Earlier this week you suggested that I advise you with respect to our monthly compensation billing that has been in effect since October 1, 1995. In anticipation of drafting a revised Agreement between Trans Financial and Mastrapasqua & Associates, we revised our billing methodology effective October, 1995 using a mutually agreed upon approach of establishing a "basis point" fee assessment on total Trust Assets as well as a percentage of Broker Dealer revenues after certain thresholds were reached. The minimum of $35,000 per month has been charged to Trans Financial (plus expenses) since October because asset/revenue levels have been insufficient to warrant charging more than the minimum monthly fee.
Billings prior to the conversion were running approximately $28,000-$29,000 per month.

As a follow-up to your recent inquiry, we have calculated January, 1996's billing if we used the old basis as described in the January 1, 1994 Agreement between Trans Financial Bank National Association and Mastrapasqua & Associates. Much to our surprise, the amount charged would have been substantially greater than the $35,000 minimum or approximately $42,000. This reflects a sharp ramp-up in the number of Trust Accounts being Advised by M&-A since the September, 1995 time-frame which is consistent with Trans Financial's successful efforts in attracting new money as well as closer, effective coordination with M&A. This seems to confirm Doug's vision and expectation of growth. The momentum is continuing into February.

Going forward, we would suggest that until Trans Financial notifies us to the contrary, we will assume that the terms of the original agreement dated January 1, 1994 remain in effect, with the exception of the compensation formulation. With respect to compensation, we would agree to adhere to the mutually agreed upon revised compensation structure (attached) which for now and prospectively appears to favor Trans Financial.

6.       Compensation.

  A. In consideration of the services rendered pursuant to this Agreement, the Bank will pay the Adviser:

  [1] a fee, payable monthly, equal to a percentage of the Trust Assets of the Bank net of any Trust Assets invested in one or more series of the Trans Adviser Funds and net of any accounts that are part of Trust Assets and are managed and introduced to Trust by M&A under M&A's sole investment advisory contract, provided however that such fee shall in all events equal at least $35,000 per month. The payment levels will be consistent with the following schedule:

                 Net Trust Assets                    Applicable Fee
               Up to $599,999,999                         .095%
         $600,000,000 to $799,999,999                     .085%
         $800,000,000 to $999,999,999                     .075%
         $1,000,000,000 to $1,199,999,999                 .065%
               Over $1,200,000,000                        .050%

For purposes of this Section 6.A, the "Trust Assets" of the Bank shall mean all assets held by the Bank as trustee or otherwise in a fiduciary capacity, including without limitation, as trustee of estates, guardianships, testamentary trusts, inter vivos trusts, agencies, corporate trusts and employee benefit plan trusts. The Trust Assets of the Bank shall be as reflected on the monthly Trust Department Annual Report filed by the Bank with the Comptroller of the Currency; and

[2] a fee, payable monthly, equal to 3.00% of the Commissions (as Defined below); provided, however, that the Adviser shall receive no fee under this
Section 6.A[2] if, in any month, the Commissions do not exceed $350,000. "Commissions" shall mean the gross commissions actually received by, or discounts or concessions allowed to, TFIS with respect to all securities transactions which occur at locations of TFIS, less customary direct offsets.


B. The fees set forth in Section 6.A above shall constitute all the fees payable to the Adviser pursuant to this Agreement. The Bank shall receive all fees attributable to custodial accounts of the Bank with respect to which the Adviser serves as the investment adviser pursuant to a joint M&A/Bank investment advisory agreement with the Trust customer and all fees attributable to all other Trust accounts of the Bank with respect to which the Bank has requested the Adviser to provide specific advice.

C. The monthly fees provided for in this Section 6 shall be paid in arrears within fifteen (15) days following the end of each month. Upon any termination of this Agreement, the fees payable pursuant to this Section 6 will be prorated and paid promptly after termination.

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               Billing Mathematics Using Old Basis Of Calculation



         Actively Managed Accounts                                 $  53,834,657

         Asset Allocation Accounts                                 $  34,914,670

         Advisory Accounts                                         $  58,208,074
                                                                   -------------
         Total Account Management                                  $ 146,957,401

         Payment Threshold                                         $  41,000,000
                                                                   -------------
         Amount Applicable to 25 Basis Points                      $ 105,957,401
         Billing @ 25 Basis Points                              $         22,074
         Plus Base Level Amount Per Month                                 20,000
                                                                   -------------

         Total Billing for January, 1996                                  42,074